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                                                                Exhibit 2(k)(vi)

                             AGREEMENT OF AMENDMENT

                                                    Dated as of October 19, 2001

     Reference is made to that certain Revolving Credit and Security Agreement dated as of October 23, 1998 (as from time to time amended, the "Credit Agreement") among Managed High Yield Plus Fund Inc. (the "Borrower"), Corporate Receivables Corporation, Citibank, N.A. and Citicorp North America, Inc., as agent (the "Agent"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Credit Agreement.

     The parties hereto agree that, effective as of the date hereof, the definition of the term "Secondary Lender Stated Expiration Date" set forth in
Section 1.01 of the Credit Agreement is hereby amended by replacing the date "October 19, 2001" set forth therein with the date "October 18, 2002".

     The parties hereto agree that, effective as of the date hereof, the definition of the term "Applicable Margin" set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the percentage ".50%" set forth therein with the percentage ".75%" and (ii) replacing the percentage "1.50%" set forth therein with the percentage "1.75%".

     The parties hereto agree that, effective as of the date hereof, the definition of the term "Maturity Date" set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following language:

          ""MATURITY DATE" shall mean (i) with respect to any Advance made and maintained by the Lender, the Lender Termination Date (or if such day is not a Business Day, the Business Day immediately preceding such date) or such earlier date as provided in Section 6.01, and (ii) with respect to any Advance made or maintained by a Secondary Lender, including a Committed Advance, October 17, 2003 or such earlier date as provided in Section 6.01 or such later date as shall be agreed to in writing by the Agent and the Borrower."

     The parties hereto agree that, effective as of the date hereof; the definition of the term "Secondary Lender Stated Expiration Date" set forth in
Section 1.01 of the Credit Agreement is hereby amended by inserting the following language at the end thereof

          "; PROVIDED, FURTHER, that in no event shall the Secondary Lender Stated Expiration Date be extended beyond the stated Maturity Date of the Advances maintained by the Secondary Lenders."

     This Agreement of Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     THIS AGREEMENT OF AMEDMENT SHALL BE GOVERNED BY AND CONSTRUED 1N ACCORDANCE WITH THE LAWS OF THE. STATE OF NEW YORK.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of
Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

CITICORP NORTH AMERICA, INC., as Agent        CITIBANK, N.A.
                                              as secondary lender


By:    /s/ Frank Forrester                    By:   /s/ Frank Forrester
   ---------------------------------------       ------------------------------
      Name: Frank Forrester                        Name: Frank Forrester
      Title: Vice President                        Title: Vice President


CORPORATE RECEIVABLES CORPORATION             MANAGED HIGH YIELD PLUS FUND
By: Citicorp North America, Inc.,             INC.,  as Borrower
       its Managing Agent


By:      /s/ Frank Forrester                  By: Paul H. Schubert
   ---------------------------------------        -----------------------------
        Name: Frank Forrester                      Name: Paul H. Schubert
        Title: Vice President                      Title: Treasurer

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